NETSMART TECHNOLOGIES, INC.
EXHIBIT 11.1 - CALCULATION OF EARNINGS PER SHARE
                                                   Nine Months Ended
                                                   September 30, 1997
                                            Primary EPS       Fully Diluted EPS

Net Loss                                    $(1,904,479)      $(1,904,479)
Dividend Adjustment                                 --                --
                                             -----------       -----------

Adjusted Net Loss                           $(1,904,479)      $(1,904,479)
                                             ===========       ===========

Loss Per Share:
  Loss Per Share - Note 1                   $      (.28)
                                             ===========
  Loss Per Share - Assuming Full
    Dilution - Note 2                                         $      (.21)
                                                               ===========

Note 1: Computed by dividing net loss by the weighted average number of common shares (6,819,802) for the nine months ended September 30,1997. Adjusting it by items (i) to (v) below using the treasury stock method of calculating earnings per share.

        (i) Assumes that 204,340 1995 stock options issued in 1995 and outstanding at September 30, 1997 were exercised at the beginning of the period and that the proceeds were used to purchase treasury stock at the average market price of the Company's common stock for the period as quoted on the Nasdaq SmallCap Market, retire debt, redeem preferred stock and to invest the balance if appropriate.

        (ii) Assumes that 129,500 1996 stock options issued in 1996 and outstanding at September 30, 1997 were exercised at the beginning of the period and that the proceeds were used to purchase treasury stock at the average market price of the Company's common stock for the period as quoted on the Nasdaq SmallCap Market, retire, redeem preferred stock debt, and to invest the balance if appropriate.

        (iii)Assumes Series B common stock purchase warrants to purchase an aggregate of 877,500 common shares were exercised at the beginning of the period and that the proceeds were used to purchase treasury stock at the average market price of the Company's common stock for the period as quoted on the Nasdaq SmallCap Market, retire debt, redeem preferred stock and to invest the balance if appropriate.

        (iv) Assumes common stock purchase warrants to purchase an aggregate of 56,250 shares were exercised at the beginning of the period and that the proceeds were used to purchase treasury stock at the average market price of the Company's common stock for the period as quoted on the Nasdaq SmallCap Market, retire debt, redeem preferred stock and to invest the balance if appropriate.

        (v) Assumes Series A redeemable common stock purchase warrants to purchase an aggregate of 1,793,750 common shares were exercised at the beginning of the period and that the proceeds were used to purchase treasury stock for the period as quoted on the Nasdaq SmallCap Market, retire debt, redeem preferred stock and to invest the balance if appropriate.

The proceeds received from the above transactions would then be used to purchase treasury stock up to 20%, retire debt redeem preferred stock and the remaining balance invested.

NETSMART TECHNOLOGIES, INC.
EXHIBIT 11.1 - COMPUTATION OF EARNINGS PER SHARE [CONTINUED]



Note 2: Computed by dividing net loss by the weighted average number of common shares (9,247,903) for the nine months ended September 30, 1997 adjusting it by items (i) to (v) below using the treasury stock method of calculating earnings per share.

        (i) Assumes that 204,340 1995 stock options issued in 1995 and outstanding at September 30, 1997 were exercised at the beginning of the period and that the proceeds were used to purchase treasury stock at the market price of the Company's common stock at September 30, 1997 as quoted on the Nasdaq SmallCap Market, retire debt, redeem preferred stock and to invest the balance if appropriate.

        (ii) Assumes that 129,500 1996 stock options issued in 1996 and outstanding at September 30, 1997 were exercised at the beginning of the period and that the proceeds were used to purchase treasury stock at the market price of the Company's common stock at September 30, 1997 as quoted on the Nasdaq SmallCap Market, retire debt, redeem preferred stock and to invest the balance if appropriate.

        (iii)Assumes Series B common stock purchase warrants to purchase an aggregate of 877,500 common shares were exercised at the beginning of the period and that the proceeds were used to purchase treasury stock at the market price of the Company's common stock at September 30, 1997 as quoted on the Nasdaq SmallCap Market, retire debt, redeem preferred stock and to invest the balance if appropriate.

        (iv) Assumes that stock options to purchase 56,250 shares were exercised at the beginning of the period and that the proceeds were used to purchase treasury stock at the market price of the Company's common stock at September 30, 1997 as quoted on the Nasdaq SmallCap Market , retire debt, redeem preferred stock and to invest the balance if appropriate.

        (v) Assumes Series A redeemable common stock purchase warrants to purchase an aggregate of 1,793,750 common shares were exercised at the beginning of the period and that the proceeds were used to purchase treasury stock at the Company's common stock price at September 30, 1997 as quoted on the Nasdaq SmallCap Market, retire debt, redeem preferred stock and to invest the balance if appropriate.

The proceeds received from the above transactions would then be used to purchase treasury stock up to 20%, retire debt, redeem preferred stock and the remaining balance invested.

NOTE - This calculation is submitted in accordance with the Securities Exchange Act of 1934 Release No. 9083, although it is contrary to para. 40 of APB 15 because it may produce an anti-dilutive result.